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                                                                    Exhibit 10.1

                               SANDISK CORPORATION
                      CHANGE OF CONTROL BENEFITS AGREEMENT

      This Change of Control Executive Benefits Agreement ("Agreement") is made and entered into effective as of_____________, 2004 (the "Effective Date") by and between SanDisk Corporation, a Delaware corporation (the "Company"), and ______________ (the "Executive").

                              W I T N E S S E T H:

      WHEREAS, the Executive is employed by the Company in a key position and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company.

      WHEREAS, the Company considers the continued availability of the Executive's services, managerial skills and business experience to be in the best interest of the Company and its stockholders, and desires to assure the continued services of the Executive on behalf of the Company without (a) the distraction of the Executive occasioned by the possibility of a change of control of the Company and (b) the possibility that the Executive would seek other employment following the announcement of a change of control of the Company and if such announced transaction were not consummated, the Company would be seriously harmed.

      WHEREAS, the Company's Board of Directors approved the terms of this Agreement at its meeting on May 20, 2004.

      NOW, THEREFORE, in consideration of these premises, the parties agree that the following shall constitute the agreement between the Company and the
Executive:

      1. DEFINITIONS. Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary:

                  1.01 "Administrator" shall mean the Board or its delegate.

                  1.02 "Board" shall mean the Board of Directors of the Company.

                  1.03 "Cause" shall mean (i) fraud or other willful misconduct with respect to the Company's business, (ii) gross negligence in the performance of duties, or (iii) conviction or plea of nolo contendere to a felony.

                  1.04 "Change of Control" means the occurrence of any of the following events:

            (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the then outstanding shares of common stock of the Company or the total voting power represented by the Company's then outstanding

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voting securities (other than pursuant to a Business Combination which is covered by clause (c) below);

            (b) The consummation of the sale or other disposition (including in whole or in part through licensing arrangement(s)) of all or substantially all of the Company's assets, other than sales, other dispositions or licenses of assets made to a parent or a wholly-owned subsidiary of the Company, or an entity under common control with the Company;

            (c) The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, or a series of related such transactions (each, a "Business Combination"), in each case unless following such Business Combination (i) the voting securities of the Company outstanding immediately prior thereto continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any entity (a "Parent") that, as a result of such transaction, owns the Company or the surviving entity or all or substantially all of the Company's or surviving entity's assets directly or through one or more subsidiaries) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or Parent outstanding immediately after such Business Combination; (ii) no person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the total voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination or the Parent thereof were members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

            (d) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose appointment, election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose appointment, election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

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            (e) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction or series of related transactions that would not constitute a Change of Control under clause (c) above.

                  1.05 A "Change of Control Termination" shall mean a termination of employment within twelve (12) months following a Change of Control where (a) the Company or a party effecting a Change of Control of the Company terminates the Executive's employment without Cause, other than as the result of the Executive's death or Permanent Disability, or (b) the Executive resigns with Good Reason.

                  1.06 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  1.07 "Date of Termination" following a Change of Control shall mean the dates, as the case may be, for the following events: (a) if the Executive's employment is terminated by death, the date of death; (b) if the Executive's employment is terminated due to a Permanent Disability, thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his or her duties on a full-time basis during such period); (c) if the Executive's employment is terminated pursuant to a termination for Cause, the date specified in the Notice of Termination; (d) if the Executive's employment is terminated by a Change of Control Termination, the date specified in the Notice of Termination; and (e) if the Executive's employment is terminated for any other reason, fifteen (15) days after delivery of the Notice of Termination unless otherwise agreed by the Executive and the Company.

                  1.08 "Disability" shall mean that the Executive is unable, by reason of injury, illness or other physical or mental impairment, to perform the essential functions of the position for which the Executive is employed, even with a reasonable accommodation, which inability is certified by a licensed physician reasonably selected by the Company.

                  1.09 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  1.10 "Good Reason" shall mean the occurrence of any of the following, without the Executive's express written consent, within twelve (12) months following a Change of Control:

            (a) The assignment to the Executive of any positions, duties, responsibilities or status adversely inconsistent or diminutive, in comparison with, or having less authority than, the Executive's positions, duties, responsibilities or status with the Company immediately prior to a Change of Control (including, without limitation, retaining such position, duties, responsibilities or status when the Company is not a publicly traded company or not the ultimate parent entity of the group or when the Company has consummated a transaction constituting a "Change of Control" under Section 1.04(b) above);

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            (b) An alteration in the nature of the Executive's reporting responsibilities, titles, or offices with the Company from those in effect immediately prior to a Change of Control (including, without limitation, retaining such reporting responsibilities, titles or offices with the Company when the Company is not a publicly traded company or not the ultimate parent entity of the group or when the Company has consummated a transaction constituting a "Change of Control" under Section 1.04(b) above);

            (c) Any removal of the Executive from, or any failure to reelect the Executive to, any such positions, except in connection with a termination of the employment of the Executive for Cause, Permanent Disability, or as a result of the Executive's death;

            (d) A reduction by the Company in the Executive's base salary or annual target bonus in effect immediately prior to a Change of Control;

            (e) Any breach by the Company of any provision of this Agreement;

            (f) The requirement by the Company that the Executive's principal place of employment be relocated more than thirty (30) miles from his or her principal place of employment immediately prior to a Change of Control; or

            (g) The Company's failure to obtain a satisfactory agreement from any successor to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Section 9.02(b) hereof.

                  1.11 "Notice of Termination" shall mean a written notice which shall indicate the termination provision(s) relied upon.

                  1.12 "Permanent Disability" shall mean if, as a result of the Executive's Disability, the Executive shall have been absent from his or her duties with the Company on a full-time basis for a total of six (6) months of any consecutive eight (8) month period.

                  1.13 "Termination of Employment" shall mean the termination of the employee-employer relationship between the Executive and the Company for any reason, voluntarily or involuntarily, with or without Cause, including, without limitation, a termination by reason of resignation (whether for Good Reason or otherwise), discharge (with or without Cause), Permanent Disability, death or retirement, but excluding termination where there is a simultaneous re-employment of the Executive by the Company.

                  1.14 "Willful" shall mean not in good faith and without reasonable belief that an act or omission was in the best interest of the Company.

      2. TERM. This Agreement shall be effective until either mutually terminated by the parties or upon a termination of Executive's employment that does not constitute a Change of Control Termination, subject to a maximum term of ten (10) years from the Effective Date.

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      3.    COMPENSATION UPON A CHANGE OF CONTROL.

                  3.01 STOCK OPTIONS. On the date a Change of Control occurs, for purposes of Executive's vesting in any and all stock options granted to the Executive by the Company that are outstanding upon and have not vested as of the date of the Change of Control, Executive shall be deemed to have completed one additional year of vesting service. Any additional stock options that vest as a result of such additional year of vesting service will be deemed to be vested as of the Change of Control. Any remaining unvested options shall continue in accordance with their normal terms but subject to Executive's additional year of deemed vesting service. (For example, if a Change of Control occurred on October 1, 2004 and Executive held a stock option on that date that was otherwise scheduled to vest in three equal installments on January 1, 2005, January 1, 2006 and January 1, 2007, the January 1, 2005 installment would vest as of the date of the Change of Control as a result of the deemed extra year of vesting service and the remaining two installments would, after giving effect to the additional year of vesting service, be deemed to vest on January 1, 2005 and January 1, 2006.)

      4.    TERMINATION OF EMPLOYMENT OF EXECUTIVE.

                  4.01 GOOD REASON. Notwithstanding anything contained in any employment agreement between the Executive and the Company to the contrary, during the term of this Agreement the Executive may terminate his or her employment with the Company for Good Reason and be entitled to the benefits set forth in Section 5, provided that the Executive gives written notice to the Administrator advising the Company of such resignation and the reason for such resignation within sixty (60) days after the time he or she becomes aware of the existence of facts or circumstances constituting Good Reason.

                  4.02 NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than termination based on the Executive's death) following a Change of Control shall be communicated by the terminating party in a Notice of Termination to the other party hereto.

      5.    COMPENSATION AND BENEFITS UPON TERMINATION OF EMPLOYMENT.

                  5.01 SEVERANCE BENEFITS. If there is a Change of Control Termination, then the Executive shall receive the following severance benefits. The severance benefits set forth below shall be in addition to any amounts owed to Executive as earned but unpaid wages through the Date of Termination and accrued but unused vacation through the Date of Termination:

            (a) In lieu of any further severance payments to the Executive except as expressly contemplated hereunder, payment in cash as severance pay to the Executive an amount equal to the sum of (i) one (1.0) times the Executive's annual base compensation plus (ii) 100% of the Executive's annual target bonus as in effect for the calendar year in which the Change of Control Termination occurs. For purposes of this Agreement, base salary shall be defined as the greater of (i) the Executive's base salary at the time of the Change of Control or (ii) the Executive's base salary at the time of the

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Change of Control Termination. Such cash payments shall be payable in a single sum, within ten (10) business days following the Executive's Date of Termination.

            (b) Any stock options granted to the Executive by the Company that are outstanding immediately prior to but have not vested as of the date of the Change of Control Termination shall become 100% vested as of the date of the Change of Control Termination and may be exercised by the Executive for one (1) year (notwithstanding any term of such option agreement providing for exercise within a shorter period after termination) following the Date of Termination (subject to the maximum term of the option (generally ten years from the date of grant of the option) and further subject to any right that the Company may have to terminate the options in connection with the Change of Control).

            (c) For a period of twenty-four (24) months following the Executive's Date of Termination, the continuation of the same or equivalent life, health, disability, vision, hospitalization, dental and other insurance coverage (including equivalent coverage for the Executive's spouse and dependent children) as the Executive was receiving immediately prior to the Change of Control.

            (d) For a period of twelve (12) months following Executive's Date of Termination, the Company shall, at the Company's expense, provide for executive-level outplacement services to Executive, which shall include at least include the following services: (i) resume assistance, (ii) career evaluation and assessment (iii) individual career counseling, (iv) financial counseling,
(v) access to one or more on-line employment databases (with research assistance provided), (vi) private office with telephone, computer and e-mail account set-up and (vii) administrative support provided Monday through Friday, except for scheduled holidays.

            (e) Equalization Payment. If upon or following a Change of Control the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar or successor tax (the "Excise Tax") applies, because of the Change of Control, to any payments, benefits and/or amounts received by Executive as severance benefits or otherwise, including, without limitation, any amounts received or deemed received, within the meaning of any provision of the Code, by Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to Executive under any of the Company's equity incentive plans or agreements (collectively, the "Total Payments"), the Company shall pay in cash to Executive or for Executive's benefit as provided below an additional amount or amounts (the "Gross-Up Payment(s)") such that the net amount retained by Executive after the deduction or payment of any Excise Tax on such Total Payments so received and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment(s) provided for herein shall be equal to such Total Payments so received had they not been subject to the Excise Tax. Such Gross-Up Payment(s) shall be made by the Company to Executive or applicable taxing authority on behalf of Executive as soon as practicable following the receipt or deemed receipt of any portion of such Total Payments so received, and may be satisfied by the Company making a

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payment or payments on Executive's account in lieu of withholding for tax purposes but in all events shall be made within thirty (30) days of the receipt or deemed receipt by Executive of any portion of such Total Payments.

      6. NO MITIGATION. The Executive shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any cash payments or benefits provided under this Agreement be reduced by any compensation or benefits earned by the Executive after his or her Date of Termination. Notwithstanding the foregoing, if the Executive is entitled, by operation of any applicable law, to unemployment compensation benefits or benefits under the Worker Adjustment and Retraining Act of 1988 (known as the "WARN" Act) in connection with the termination of his or her employment in addition to amounts required to be paid to him or her under this Agreement, then to the extent permitted by applicable statutory law governing severance payments or notice of termination of employment, the Company shall be entitled to offset the amounts payable hereunder by the amounts of any such statutorily mandated payments.

      7.    LIMITATION ON RIGHTS.

                  7.01 NO EMPLOYMENT CONTRACT. This Agreement shall not be deemed to create a contract of employment between the Company and the Executive and shall not create any right in the Executive to continue in the Company's employment for any specific period of time. This Agreement shall not restrict the right of the Company to terminate the employment of Executive for any reason, or no reason at all, or restrict the right of the Executive to terminate his or her employment.

                  7.02 NO OTHER EXCLUSIONS. This Agreement shall not be construed to exclude the Executive from participation in any other compensation or benefit programs in which he or she is specifically eligible to participate either prior to or following the Effective Date of this Agreement, or any such programs that generally are available to other executive personnel of the Company.

      8.    DISPUTE RESOLUTION.

                  8.01 ARBITRATION. Any controversy arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of or relating in any way to the subject matter contained herein, shall be submitted to final and binding arbitration. Any arbitration hereunder shall be in Santa Clara County, California before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., or its successor ("JAMS"), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure Sections 1280 et seq. as the exclusive forum for the resolution of such dispute. Pursuant to California Code of Civil Procedure Section 1281.8, provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include

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any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the subject matter contained herein. The parties further agree that in any proceeding to enforce the terms of this Agreement, the nonprevailing party shall pay (1) the prevailing party's reasonable attorneys' fees and costs incurred in connection with resolution of the dispute in addition to any other relief granted, and (2) all costs of the arbitration, including, but not limited to, the arbitrator's fees, court reporter fees, and any and all other administrative costs of the arbitration, and that the nonprevailing party promptly shall reimburse the prevailing party for any portion of such costs previously paid by the prevailing party. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost.

      9.    MISCELLANEOUS.

                  9.01 ADMINISTRATION. The Administrator shall administer this Agreement and the benefits provided for herein.

                  9.02 ASSIGNMENT AND BINDING EFFECT.

            (a) No right or interest to or in this Agreement, or any payment or benefit to the Executive under this Agreement shall be assignable by the Executive except by will or the laws of descent and distribution. No right, benefit or interest of the Executive hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process or assignment by operation of law. Any attempt, voluntarily or involuntarily, to effect any action specified in the immediately preceding sentences shall, to the full extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable to the Executive under this Agreement after his or her death and shall not preclude the legal representatives of the Executive's estate from assigning any right hereunder to the person or persons entitled thereto under his or her will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his or her estate. However, this Agreement shall be assignable by the Company to, binding upon and inure to the benefit of any successor of the Company, and any successor shall be deemed substituted for the Company upon the terms and subject to the conditions hereof.

            (b) The Company will require any successor (whether by purchase of assets, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform all of the obligations of the Company under this Agreement (including the obligation to cause any

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      subsequent successor to also assume the obligations of this Agreement)
      unless such assumption occurs by operation of law.

                  9.03 NO WAIVER. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. Without limiting the generality of the foregoing, the failure by Executive to exercise his or her right to terminate his or her employment for Good Reason under Section 4.01 above shall not operate as a waiver by Executive of his or her right to terminate for Good Reason based upon any subsequent act or omission of the Company that constitutes Good Reason.

                  9.04 RULES OF CONSTRUCTION.

            (a) This Agreement has been executed in, and shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflict of laws.

            (b) Captions contained in this Agreement are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.

            (c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto will not be materially or adversely affected thereby, (i) such provision will be fully severable,
      (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
      (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            (d) Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

                  9.05 NOTICES. Any notice required or permitted by this Agreement shall be in writing, delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service (regularly providing proof of delivery) or by facsimile or telecopy, addressed to the Board and the Company and, if other than the Board, the Administrator, at the Company's then principal office, or to the Executive at the address set forth in the records of the Company, as the case may be, or to such other address or addresses the Company or the Executive may from time to time specify in writing. Notices shall be deemed given: (i) when delivered if delivered personally (including by courier); (ii) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (iii) on the day after mailing if sent by a nationally recognized

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overnight delivery service which maintains records of the time, place, and recipient of delivery; and (iv) upon receipt of a confirmed transmission, if sent by telecopy or facsimile transmission.

                  9.06 MODIFICATION. This Agreement may be modified only by an instrument in writing signed by the Executive and an authorized representative of the Company.

                  9.07 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and the Executive concerning the subject matter hereof, and supersedes all other agreements, whether written or oral, with respect to such subject matter. This is an integrated agreement.

                  9.08 COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

                  9.09 GOOD FAITH DETERMINATIONS. No member of the Board shall be liable, with respect to this Agreement, for any act, whether of commission or omission, taken by any other member of the Board or by any officer, agent, or employee of the Company, nor, excepting circumstances involving his or her own bad faith, for anything done or omitted to be done by himself or herself. The Company shall indemnify and hold harmless each member of the Board from and against any liability or expense hereunder, except in the case of such member's own bad faith.

SANDISK CORPORATION,                               EXECUTIVE
a Delaware corporation

By: _________________________________              _____________________________
Name:  Eli Harari                                  Name:
Title: President and CEO

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